THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER. SUBJECT TO COMPLIANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE PLEDGED OR HYPOTHECATED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THIS WARRANT OR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT.

WARRANT TO PURCHASE COMMON STOCK
OF
ENER1, INC.

Issue Date: October 20, 2004
Warrant No. ____

        THIS CERTIFIES that DELPHI AUTOMOTIVE SYSTEMS, LLC, a Delaware limited liability company, or any subsequent holder hereof (the “Holder”), has the right to purchase from ENER1, INC., a Florida corporation (the “Company”), up to seven million (7,000,000) fully paid and non-assessable shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to adjustment as provided herein, at a price per share equal to the Exercise Price (as defined below), at any time beginning on the date on which this Warrant is issued (the “Issue Date”) and ending at 5:00 p.m., Eastern Time, on the date that is the seventh (7th) anniversary of the Issue Date (the “Expiration Date”). This Warrant is issued pursuant to a Securities Purchase Agreement, dated as of October 20, 2004 (the “Securities Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Securities Purchase Agreement.

    1.        Exercise:

    A.        Right to Exercise; Exercise Price. The Holder shall have the right to exercise this Warrant at any time and from time to time during the period beginning on the Issue Date and ending on the Expiration Date as to all or any part of the shares of Common Stock covered hereby (the “Warrant Shares”). The “Exercise Price” for each Warrant Share purchased by the Holder upon the exercise of this Warrant shall be equal to $.70 for the first 1,750,000 shares and $1.00 for the remaining 5,250,000 shares, subject to adjustment separately in each case for the events specified in Paragraph 6 below.

    B.        Exercise Notice. In order to exercise this Warrant, the Holder shall send by facsimile transmission, at any time prior to 5:00 p.m., Eastern Time, on the Business Day on which the Holder wishes to effect such exercise (the “Exercise Date”), to the Company an executed copy of the notice of exercise in the form attached hereto as Exhibit A (the “Exercise Notice”), the original Warrant and the Exercise Price. The Exercise Notice shall also state the name or names (with address) in which the shares of Common Stock that are issuable on such exercise shall be issued. If shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto. In the case of a dispute as to the calculation of the Exercise Price or the number of Warrant Shares issuable hereunder (including, without limitation, the calculation of any adjustment pursuant to Paragraph 6 below), the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and shall submit the disputed calculations to a certified public accounting firm of national recognition (other than the Company’s independent accountants) within two (2) Business Days following the date on which the Exercise Notice is delivered to the Company. The Company shall cause such accountant to calculate the Exercise Price and/or the number of Warrant Shares issuable hereunder and to notify the Company and the Holder of the results in writing no later than three (3) Business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

    C.        Holder of Record. The Holder shall, for all purposes, be deemed to have become the holder of record of the Warrant Shares specified in an Exercise Notice on the Exercise Date specified therein, irrespective of the date of delivery of such Warrant Shares. Except as specifically provided herein, nothing in this Warrant shall be construed as conferring upon the Holder hereof any rights as a stockholder of the Company prior to the Exercise Date.

    D.        Cancellation of Warrant. This Warrant shall be canceled upon its exercise and, if this Warrant is exercised in part, the Company shall, at the time that it delivers Warrant Shares to the Holder pursuant to such exercise as provided herein, issue a new warrant, and deliver to the Holder a certificate representing such new warrant, with terms identical in all respects to this Warrant (except that such new warrant shall be exercisable into the number of shares of Common Stock with respect to which this Warrant shall remain unexercised and if it has been exercised into at least 1,750,000 shares, the “Exercise Price” of the new Warrant shall be $1.00); provided, however, that the Holder shall be entitled to exercise all or any portion of such new warrant at any time following the time at which this Warrant is exercised, regardless of whether the Company has actually issued such new warrant or delivered to the Holder a certificate therefore.

    2.        Delivery of Warrant Shares Upon Exercise. Upon receipt of an Exercise Notice pursuant to Paragraph 1 above, the Company shall: (i) no later than the close of business on the later to occur of: (a) the third (3rd) Business Day following the Exercise Date set forth in such Exercise Notice; and (b) such later date on which the Company shall have received payment of the Exercise Price and the taxes specified in Paragraph 1B above, if any, are paid in full; and (ii) with respect to Warrant Shares that are the subject of a Dispute Procedure, the close of business on the third (3rd) Business Day following the determination made pursuant to Paragraph 1B (each of the dates specified in (i) or (ii) being referred to as a “Delivery Date”), issue and deliver or cause to be delivered to the Holder the number of Warrant Shares as shall be determined as provided herein. The Company shall effect delivery of Warrant Shares to the Holder by, as long as the Transfer Agent participates in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (“FAST”), crediting the account of the Holder or its nominee at DTC (as specified in the applicable Exercise Notice) with the number of Warrant Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the Transfer Agent is not a participant in FAST, or if the Warrant Shares are not otherwise eligible for delivery through FAST, or if the Holder so specifies in an Exercise Notice or otherwise in writing on or before the Exercise Date, the Company shall effect delivery of Warrant Shares by delivering to the Holder or its nominee physical certificates representing such Warrant Shares, no later than the close of business on such Delivery Date.

    3.        Exercise Limitations. In no event shall the Holder be permitted to exercise this Warrant, or part thereof, if, upon such exercise, the number of shares of Common Stock beneficially owned by the Holder (other than shares which would otherwise be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this Paragraph 3), would exceed 4.99% of the number of shares of Common Stock then issued and outstanding. As used herein, beneficial ownership shall be determined in accordance with Paragraph 13D of the Securities Exchange Act of 1934, as amended, and the rules hereunder. To the extent that the limitation contained in this Paragraph 3 applies, the submission of an Exercise Notice by the Holder shall be deemed to be the Holder’s representation that this Warrant is exercisable pursuant to the terms hereof and the Company shall be entitled to rely on such representation without making any further inquiry as to whether this Paragraph 3 applies. The Company shall have no liability to any person if the Holder’s determination of whether this Warrant is convertible pursuant to the terms hereof is incorrect. Nothing contained herein shall be deemed to restrict the right of a Holder to exercise this Warrant, or part thereof, at such time as such exercise will not violate the provisions of this Paragraph 3. This Paragraph 3 may not be amended unless such amendment is approved by the holders of a majority of the Common Stock then outstanding; provided, however, that the Holder shall have the right, upon thirty (30) days’ prior written notice to the Company, to waive the provisions of this Paragraph 3 in the event that a Major Transaction (as defined below) is announced or occurs.

    4.        Limitation of Selling Warrant Shares. Holder will not sell greater than one million seven hundred fifty thousand (1,750,000) Warrant Shares for a period of three (3) years from the Issue Date.

    5.        Payment of the Exercise Price. The Holder shall pay the Exercise Price in the following manner: in cash at the time of exercise (a “Cash Exercise”).

    6.        Anti-Dilution Adjustments; Distributions; Other Events. The Exercise Price and the number of Warrant Shares issuable hereunder shall be subject to adjustment from time to time as provided in this Paragraph 6. In the event that any adjustment of the Exercise Price or the number of Warrant Shares as required herein results in a fraction of a cent or fraction of a share, as applicable, such Exercise Price or number of Warrant Shares shall be rounded up or down to the nearest cent or share, as applicable.

    A.        Subdivision or Combination of Common Stock. If the Company, at any time after the Issue Date, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a greater number of shares, then after the date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company, at any time after the initial issuance of this Warrant, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionally increased.

    B.        Notice Of Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price resulting in a change in the Exercise Price by more than one percent (1%), or any change in the number or type of stock, securities and/or other property issuable upon exercise of this Warrant, the Company, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based. The Company shall, upon the written request at any time of the Holder, furnish to the Holder a like certificate setting forth: (i) such adjustment or readjustment or change; (ii) the Exercise Price at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon exercise of this Warrant.

    C.        Major Transactions. In the event of a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity or the Company shall sell all or substantially all of its assets (each of the foregoing being a “Major Transaction”), the Company will give the Holder at least thirty (30) days written notice prior to the closing of such Major Transaction; provided, however, that the Company shall publicly disclose the terms of any such Major Transaction on or before the date on which it delivers notice of a Major Transaction to the Holder. Upon the occurrence of a Major Transaction: (i) the Holder shall be permitted to exercise this Warrant in whole or in part at any time prior to the record date for the receipt of such consideration and shall be entitled to receive, for each share of Common Stock issued to Holder for such exercise, the same per share consideration paid to the other holders of Common Stock in connection with such Major Transaction; and (ii) if and to the extent that the Holder retains any portion of this Warrant following such record date, the Company will cause the surviving or, in the event of a sale of assets, purchasing entity, as a condition precedent to such Major Transaction, to assume the obligations of the Company under this Warrant, with such adjustments to the Exercise Price and the securities covered hereby as are deemed appropriate by the Company’s Board of Directors in order to preserve the economic benefits of this Warrant to the Holder.

    D.        Adjustments; Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Paragraph 6, the Holder of this Warrant shall, upon exercise of this Warrant, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Paragraph 6. Any adjustment made herein other than pursuant to Paragraph 6 hereof that results in a decrease in the Exercise Price shall also effect a proportional increase in the number of shares of Common Stock into which this Warrant is exercisable.

    7.        Fractional Interests. No fractional shares or scrip representing fractional shares shall be issuable upon the exercise of this Warrant, but on exercise of this Warrant, the Holder hereof may purchase only a whole number of shares of Common Stock. If, on exercise of this Warrant, the Holder hereof would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, the Company shall, in lieu of issuing any such fractional share, pay to the Holder an amount in cash equal to the product resulting from multiplying such fraction by the Market Price as of the Exercise Date.

    8.        Transfer of this Warrant. The Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part, as long as such sale or other disposition is made pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, and applicable state securities laws, and is otherwise made in accordance with the applicable provisions of the Securities Purchase Agreement. Upon such transfer or other disposition, the Holder shall deliver this Warrant to the Company together with a written notice to the Company, substantially in the form of the Transfer Notice attached hereto as Exhibit B (the “Transfer Notice”), indicating the person or persons to whom this Warrant shall be transferred and, if less than all of this Warrant is transferred, the number of Warrant Shares to be covered by the part of this Warrant to be transferred to each such person. Within three (3) Business Days of receiving a Transfer Notice and the original of this Warrant, the Company shall deliver to the each transferee designated by the Holder a Warrant or Warrants of like tenor and terms for the appropriate number of Warrant Shares and, if less than all this Warrant is transferred, shall deliver to the Holder a Warrant for the remaining number of Warrant Shares.

    9.        Benefits of this Warrant. This Warrant shall be for the sole and exclusive benefit of the Holder of this Warrant and nothing in this Warrant shall be construed to confer upon any person other than the Holder of this Warrant any legal or equitable right, remedy or claim hereunder.

    10.        Loss, theft, destruction or mutilation of Warrant. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Company, and upon surrender of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

    11.        Notice or Demands. Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Warrant shall be in writing and shall be deemed delivered: (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day; (ii) on the next Business Day after timely delivery to an overnight courier; and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Corporation: With a copy to:	Ener1, Inc.
500 West Cypress Creek Road
Suite 100
Fort Lauderdale, Florida 33309
Attn: Kevin P. Fitzgerald
Tel: 954-556-4020
Fax: 954-776-5337

Ener1, Inc.
500 West Cypress Creek Road
Suite 100
Fort Lauderdale, Florida 33309
Attn: General Counsel
Tel: 954-556-4020
Fax: 954-776-3359

and if to the Holder, to such address as shall be designated by the Holder in writing to the Company.

    12.        Taxes:

    A.        The issue of stock certificates on exercises of this Warrant shall be made without charge to the exercising Holder for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder of any Warrant exercised, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

    B.        Notwithstanding any other provision of this Warrant or any other Transaction Document, for income tax purposes, any assignee or transferee shall agree that the Company and the Transfer Agent shall be permitted to withhold from any amounts payable to such assignee or transferee any taxes required by law to be withheld from such amounts. Unless exempt from the obligation to do so, each assignee or transferee shall execute and deliver to the Company or the Transfer Agent, as applicable, a properly completed Form W-8 or W-9, indicating that such assignee or transferee is not subject to back-up withholding for United States Federal income tax purposes. Each assignee or transferee that does not deliver such a form pursuant to the preceding sentence shall have the burden of proving to the Company’s reasonable satisfaction that it is exempt from such requirement.

    13.        Applicable Law. This Warrant is issued under and shall for all purposes be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed entirely within the State of Florida.

    14.        Amendments. No amendment, modification or other change to, or waiver of any provision of, this Warrant may be made unless such amendment, modification or change is: (i) set forth in writing and is signed by the Company and the Holder.

        IN WITNESS WHEREOF, the Company has duly executed and delivered this Warrant as of the Issue Date.

ENER1, INC. BY: /S/ Kevin P. Fitzgerald —————————————— Kevin P. Fitzgerald Chief Executive Officer

EXHIBIT A

EXERCISE NOTICE

        THE UNDERSIGNED Holder hereby irrevocably exercises the right to purchase of the shares of Common Stock (“Warrant Shares”) of ENER1, INC. evidenced by the attached Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

    1.        Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

______ a Cash Exercise with respect to _________________ Warrant Shares

    2.        Payment of Exercise Price. Holder shall pay the sum of $________________ to the Company in accordance with the terms of the Warrant.

Date: ______________________	Name of Registered Holder BY: /S/ —————————————— Name: Title:

-Ex A-

EXHIBIT B

TRANSFER NOTICE

        FOR VALUE RECEIVED, the undersigned Holder of the attached Warrant hereby sells, assigns and transfers unto the person or persons named below the right to purchase _____ shares of the Common Stock of ENER1, INC. evidenced by the attached Warrant.

Date: ______________________	Name of Registered Holder BY: /S/ —————————————— Name: Title:

Transferee Name and Address:

-Ex B-